Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Results for Second Quarter 2015

Houston, Texas (Thursday, July 30, 2015) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and six months ended June 30, 2015.

Second Quarter 2015 Highlights

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
($ in millions, except per unit amounts)
Gross operating margin (1)	$1,303	$1,263	$2,638	$2,593
Net income (2) (3)	$557	$647	$1,207	$1,453
Fully diluted earnings per unit (2) (3) (4)	$0.28	$0.34	$0.60	$0.76
Adjusted EBITDA (1)	$1,296	$1,248	$2,622	$2,614
Distributable cash flow (1)	$988	$954	$2,017	$2,041

(1)
Gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and distributable cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

(2)
Net income and fully diluted earnings per unit for the second quarter of 2015 included non-cash impairment and related charges of approximately $119 million, or $0.06 per unit, which includes $95 million associated with our offshore Gulf of Mexico business that was classified as held for sale at June 30, 2015.  Non-cash impairment charges for the six months ended June 30, 2015 and 2014 were $112 million, or $0.06 per unit, and $13 million, or $0.01 per unit, respectively.

(3)
Net income and fully diluted earnings per unit included net gains attributable to asset sales and insurance recoveries of $7 million, or less than $0.01 per unit, for the second quarter of 2014, and $96 million, or $0.05 per unit, for the six months ended June 30, 2014.

(4)	All historical earnings per unit and other unit-related information contained in this press release reflect a two-for-one split of Enterprise’s common units in August 2014.

•	Enterprise increased its cash distribution with respect to the second quarter of 2015 by 5.6 percent to $0.38 per unit compared to the second quarter of 2014;

•
Enterprise reported distributable cash flow of $988 million for the second quarter of 2015, which provided 1.3 times coverage of the $0.38 per unit cash distribution and resulted in $238 million of retained distributable cash flow; and

•
Affiliates of privately held Enterprise Products Company (“EPCO”), which collectively own our general partner and approximately 34 percent of our outstanding limited partner interests, purchased $50 million of common units from Enterprise in May 2015 through the distribution reinvestment plan.  Including this purchase, EPCO affiliates have purchased $150 million of Enterprise common units in 2015.

Review of Second Quarter 2015 Results

“Enterprise reported record liquid pipeline transportation volumes and LPG export volumes which led to solid results for the second quarter of 2015,” said Michael A. Creel, chief executive officer of Enterprise’s general partner.  “We also benefited from steady performance from our fee-based businesses, contributions from assets acquired from Oiltanking, the expansion of the Seaway crude oil pipeline and lower operating expenses.  These led to a 3 percent increase in gross operating margin and a 5 percent increase in distributable cash flow, excluding proceeds from asset sales and insurance recoveries, which enabled us to increase the quarterly distribution for the 44th consecutive quarter and provide 1.3 times coverage of the distribution this quarter.”

Net income for the second quarter of 2015 was $557 million compared to $647 million for the second quarter of 2014.  On a fully diluted basis, net income attributable to limited partners for the second quarter of 2015 was $0.28 per unit compared to $0.34 per unit for the second quarter of 2014.  The second quarter of 2015 included non-cash asset impairment and related charges of $119 million, or $0.06 per unit, of which approximately $95 million was attributable to our offshore Gulf of Mexico business that was classified as held for sale at June 30, 2015.  Enterprise completed the sale of its offshore business on July 24, 2015 for approximately $1.5 billion.

On July 7, 2015, Enterprise announced an increase in the partnership’s quarterly cash distribution with respect to the second quarter of 2015 to $0.38 per unit, representing a 5.6 percent increase over the distribution paid with respect to the second quarter of 2014.  The distribution with respect to the second quarter of 2015 will be paid August 7, 2015 to unitholders of record at the close of business on July 31, 2015.  Enterprise generated distributable cash flow of $988 million for the second quarter of 2015 compared to $954 million for the second quarter of 2014.  Distributable cash flow for the second quarters of 2015 and 2014 included proceeds from asset sales and insurance recoveries of $5 million and $17 million, respectively.

Enterprise’s distributable cash flow for the second quarter of 2015 provided 1.3 times coverage of the cash distribution that will be paid August 7, 2015.  The partnership retained $238 million of distributable cash flow for the second quarter of 2015, which is available to reinvest in growth capital projects, reduce debt and decrease the need to issue additional equity.  For the first six months of 2015, Enterprise has retained $532 million of distributable cash flow.

“Since the first quarter of 2015, we completed two transactions and announced two organic growth projects that increase our midstream focus to serve the Eagle Ford shale and Permian regions and strengthen our integrated value chain from the wellhead through our distribution system and marine terminals.  In July 2015, we completed the acquisition of EFS Midstream, LLC from Pioneer Natural Resources Company and Reliance Industries Limited for $2.15 billion.  This acquisition, which is supported by long-term contracts, extends and broadens our infrastructure in the Eagle Ford shale region.  Also in July 2015, we completed the sale of our offshore business for approximately $1.5 billion.  The offshore business accounted for only 3 percent of our gross operating margin and did not directly integrate with our onshore system,” continued Creel.

“In April 2015, we announced two organic growth projects in the Permian region.  The first project was a joint venture to build a natural gas processing facility, while Enterprise would build the related NGL pipelines to support development in the Delaware basin.  We also announced plans to build a 24-inch diameter crude oil and condensate pipeline with a capacity of 450,000 MBPD that links Enterprise’s Midland and Sealy storage facilities.  Both of these projects are supported by long-term agreements and provide producers with access to domestic and international markets using our downstream distribution infrastructure,” said Creel.

During the first half of 2015, Enterprise completed construction and began commercial operations of assets totaling approximately $300 million of capital investment.  These assets include the 1.5 million barrel per month expansion of its liquefied petroleum gas (“LPG”) export facility on the Houston Ship Channel.

Currently, the partnership has more than $8.3 billion of projects under construction that will begin commercial operations between now and the end of 2017, including $2.4 billion of capital projects expected to be completed in the second half of 2015.  Projects expected to be completed during the second half of 2015 include the additional expansion of the LPG export facility, the remaining phases of the Aegis ethane pipeline and the Mont Belvieu brine capacity expansion.

Review of Second Quarter 2015 Segment Performance

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $651 million for the second quarter of 2015 compared to $681 million for the second quarter of 2014.

Enterprise’s natural gas processing and related natural gas liquids (“NGL”) marketing business generated gross operating margin of $220 million for the second quarter of 2015 compared to $266 million for the second quarter of 2014.  Gross operating margin from the partnership’s natural gas processing plants decreased $57 million primarily due to lower processing margins.  Partially offsetting this decline was a $12 million increase in gross operating margin from Enterprise’s NGL marketing activities.  Enterprise’s natural gas processing plants reported fee-based processing volumes of 4.9 billion cubic feet per day (“Bcf/d”) in the second quarters of 2015 and 2014.  Enterprise’s equity NGL production was 123 thousand barrels per day (“MBPD”) for the second quarter of 2015 compared to 136 MBPD for the second quarter of 2014 primarily due to lower recoveries of ethane.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $51 million, or 19 percent, to $312 million for the second quarter of 2015 from $261 million for the second quarter of 2014.  NGL transportation volumes were a record 3.0 million barrels per day (“BPD”) for the second quarter of 2015 compared to 2.9 million BPD for the same quarter of 2014.

Gross operating margin from the partnership’s NGL import/export terminal on the Houston Ship Channel and a related pipeline increased by $21 million for the second quarter of 2015 compared to the second quarter of 2014.  This increase includes a $14 million contribution from assets acquired in the Oiltanking transaction in October 2014.  LPG export volumes increased by 43 MBPD as a result of the expansion of the partnership’s LPG export facility that was completed in March 2015.

Collectively, the Mid-America, Seminole and Chaparral NGL pipeline systems reported a $17 million increase in gross operating margin in the second quarter of 2015 compared to the same quarter of 2014 primarily due to higher pipeline tariffs and lower operating expenses, which more than offset lower revenues due to a 79 MBPD decrease in transportation volume due in part to lower recoveries of ethane.  Transportation volumes on the Mid-America, Seminole and Chaparral pipelines were 1.0 million BPD in the second quarter of 2015 compared to 1.1 million BPD in the second quarter of 2014.

Gross operating margin from the partnership’s investments in the Front Range Pipeline, Texas Express Pipeline and Texas Express Gathering System increased $3 million in the second quarter of 2015 compared to the same quarter of 2014.  Net to our interest, combined transportation volumes on these pipeline systems were 77 MBPD during the second quarter of 2015 compared to 51 MBPD during the second quarter of 2014.

The partnership’s ATEX ethane pipeline generated gross operating margin of $35 million for the second quarters of 2015 and 2014.  Higher revenues from an increase in volumes were offset by an increase in operating costs.  The ATEX pipeline transported approximately 70 MBPD of ethane during the second quarter of 2015 compared to 44 MBPD in the second quarter of 2014.

Enterprise’s NGL fractionation business reported gross operating margin of $119 million for the second quarter of 2015, a $35 million decrease from $154 million reported for the second quarter of last year primarily due to lower volumes and lower product blending revenues associated with lower energy commodity prices.  Total fractionation volumes for the second quarter of 2015 decreased to 822 MBPD from 845 MBPD in the second quarter of 2014 primarily due to lower recoveries of ethane by upstream processing plants.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment increased 28 percent, or $52 million, to $236 million for the second quarter of 2015 from $184 million for the second quarter of 2014.  Total crude oil transportation volumes were 1.5 million BPD for the second quarter of 2015 compared to 1.3 million BPD for the same quarter of 2014.

Gross operating margin increased by $37 million associated with crude oil operations at the partnership’s Houston Ship Channel terminal, which was part of the Oiltanking acquisition.  Gross operating margin attributable to Enterprise’s ownership in the Seaway pipeline increased $28 million in the second quarter of 2015 compared to the same quarter of 2014 primarily due to revenues from the new Seaway Loop pipeline, which began commercial service in December 2014.  Net to our interest, volumes on the Seaway Pipeline increased 153 MBPD in the second quarter of 2015 compared to the same quarter of 2014. The West Texas crude oil pipeline system reported a $6 million increase in gross operating margin on higher volumes of 30 MBPD during the second quarter of 2015 compared to the second quarter of 2014.

The South Texas crude oil pipeline system reported a $20 million decrease in gross operating margin this quarter compared to the same quarter last year due in part to a 34 MBPD decrease in transportation volumes.  The decrease in transportation volumes was attributable to lower volumes from legacy fields in South Texas and the abandonment of certain segments of pipeline, which more than offset an increase in transportation volumes attributable to Eagle Ford production.

Natural Gas Pipelines & Services – Enterprise’s Natural Gas Pipelines & Services segment reported gross operating margin of $191 million for the second quarter of 2015 compared to $203 million for the second quarter of 2014.  Total natural gas transportation volumes were 12,488 billion British thermal units per day (“BBtus/d”) for the second quarter of 2015 compared to 12,617 BBtus/d for the second quarter of last year.

The Texas Intrastate system reported gross operating margin of $93 million for the second quarter of 2015, compared to $94 million for the second quarter of last year. Natural gas pipeline volumes for the Texas Intrastate system were 4,951 BBtus/d in the second quarter of 2015 compared to 4,883 BBtus/d for the second quarter of 2014.

The San Juan natural gas gathering system reported an $11 million decrease in gross operating margin to $15 million for the second quarter of 2015 compared to the second quarter of 2014 primarily due to lower average fees from contracts that are indexed to natural gas prices and lower revenues from the sales of condensate.  Natural gas gathering volumes for the San Juan system were 1,228 BBtus/d in the second quarter of 2015 compared to 1,256 BBtus/d in the second quarter of last year.

The Jonah gathering system reported gross operating margin of $33 million for the second quarter of 2015 compared to $28 million for the same quarter of 2014.  Natural gas gathering volumes on the Jonah gathering system increased 8 percent to 1,680 BBtus/d for the second quarter of 2015 compared to 1,559 BBtus/d for the second quarter of 2014.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 12 percent, or $20 million, to $181 million for the second quarter of 2015 compared to the second quarter of 2014.  Total refined products and petrochemical transportation volumes for this business increased 9 percent to 875 MBPD for the second quarter of 2015 compared to 804 MBPD for the second quarter of 2014.

Enterprise’s refined products pipelines and related services business reported a $20 million increase in gross operating margin to $44 million for the second quarter of 2015 compared to the second quarter of 2014.  Included in gross operating margin for the second quarter of 2015 is an aggregate $12 million contribution from refined products terminaling services provided at our Beaumont Marine West Terminal and Houston Ship Channel Terminal, which were part of the Oiltanking acquisition.  In addition, our Beaumont refined products export terminal, which was reactivated in May 2014, had a $6 million increase in gross operating margin for the second quarter of 2015 compared to the same quarter last year.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business increased to $68 million in the second quarter of 2015 from $46 million for the second quarter of 2014 primarily due to higher sales volumes and margins.  Total plant production volumes were 24 MBPD for the second quarter of 2015 compared to 20 MBPD for the same quarter last year.

The partnership’s propylene business reported gross operating margin of $34 million for the second quarter of 2015 compared to $42 million for the second quarter of 2014 primarily due to increased maintenance expenses.  Propylene fractionation volumes were 68 MBPD for the second quarter of 2015 compared to 71 MBPD for the second quarter of 2014.

Enterprise’s butane isomerization business reported gross operating margin of $19 million in the second quarter of 2015 compared to $32 million in the second quarter of 2014.  This decrease in gross operating margin was primarily due to lower by-products sales revenue attributable to lower energy commodity prices and lower isomerization volumes.  Butane isomerization volumes were 98 MBPD for the second quarter of 2015 compared to 105 MBPD for the second quarter of 2014.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $44 million for the second quarter of 2015 compared to $34 million for the same quarter of 2014.

Gross operating margin from Enterprise’s offshore crude oil pipeline business was $36 million for the second quarter of 2015 compared to $22 million for the second quarter of 2014.  Equity earnings from our ownership in the SEKCO Oil Pipeline, which began operations in July 2014, increased $10 million.  Equity earnings from our ownership in the Poseidon Crude Oil Pipeline System increased $4 million, primarily due to higher volumes from the SEKCO Oil Pipeline.  Total offshore crude oil pipeline volumes increased to 372 MBPD in the second quarter of 2015 compared to 318 MBPD for the second quarter of 2014.

Capitalization

Total debt principal outstanding at June 30, 2015 was $22.3 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At June 30, 2015, Enterprise had consolidated liquidity of $5.6 billion, which was comprised of unrestricted cash on hand and available borrowing capacity under our $3.5 billion multi-year revolving credit facility and $1.5 billion 364-day credit facility.

Total capital spending in the second quarter of 2015 was $888 million, which includes $61 million of sustaining capital expenditures.  For the first six months of 2015, Enterprise’s sustaining capital expenditures were $112 million.  We currently expect sustaining capital expenditures for the full year 2015 to be in the range of $300 million to $325 million.

Conference Call to Discuss Second Quarter 2015 Earnings

Today, Enterprise will host a conference call to discuss second quarter 2015 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil and refined products transportation, storage and terminals; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 49,000 miles of onshore pipelines; 225 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.
This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$7,092.5	$12,520.8	$14,565.0	$25,430.7
Costs and expenses:
Operating costs and expenses	6,357.5	11,639.1	12,973.9	23,519.6
General and administrative costs	44.9	47.7	94.2	100.9
Total costs and expenses	6,402.4	11,686.8	13,068.1	23,620.5
Equity in income of unconsolidated affiliates	110.2	50.3	199.4	106.8
Operating income	800.3	884.3	1,696.3	1,917.0
Other income (expense):
Interest expense	(240.4)	(228.9)	(479.5)	(449.8)
Other, net	(11.2)	1.1	(10.7)	0.8
Total other expense	(251.6)	(227.8)	(490.2)	(449.0)
Income before income taxes	548.7	656.5	1,206.1	1,468.0
Benefit from (provision for) income taxes	7.9	(10.0)	1.1	(14.8)
Net income	556.6	646.5	1,207.2	1,453.2
Net income attributable to noncontrolling interests	(5.6)	(8.8)	(20.1)	(16.7)
Net income attributable to limited partners	$551.0	$637.7	$1,187.1	$1,436.5

Per unit data (fully diluted): (1)
Earnings per unit	$0.28	$0.34	$0.60	$0.76
Average limited partner units outstanding (in millions)	2,002.1	1,880.4	1,984.5	1,878.2

Supplemental financial data:
Non-GAAP distributable cash flow (2)	$987.5	$953.8	$2,017.2	$2,040.8
Non-GAAP Adjusted EBITDA (3)	$1,296.3	$1,248.2	$2,622.3	$2,614.0
Non-GAAP gross operating margin by segment: (4)
NGL Pipelines & Services	$650.6	$680.9	$1,345.8	$1,460.9
Crude Oil Pipelines & Services	235.6	184.0	449.6	343.7
Natural Gas Pipelines & Services	191.4	203.0	395.9	423.4
Petrochemical & Refined Products Services	181.3	161.7	355.9	292.1
Offshore Pipelines & Services	44.3	33.6	90.4	72.9
Total gross operating margin	$1,303.2	$1,263.2	$2,637.6	$2,593.0

Net cash flows provided by operating activities	$947.6	$467.8	$1,901.6	$1,871.9
Total debt principal outstanding at end of period	$22,332.7	$18,382.7	$22,332.7	$18,382.7

Capital spending:
Capital expenditures, net (5)	$837.0	$477.1	$1,630.2	$1,172.5
Equity consideration issued for Oiltanking acquisition	--	--	1,408.7	--
Investments in unconsolidated affiliates	45.8	214.1	114.1	498.8
Other investing activities	5.3	6.0	5.3	6.0
Total capital spending, cash and non-cash	$888.1	$697.2	$3,158.3	$1,677.3

(1)   On July 15, 2014, the partnership announced that its general partner had approved a two-for-one unit split. The additional common units were distributed on August 21, 2014. All per unit amounts and number of units outstanding presented on this Exhibit A are on a post-split basis.
(2)   See Exhibit D for reconciliation to GAAP net cash flows provided by operating activities.
(3)   See Exhibit E for reconciliation to GAAP net cash flows provided by operating activities.
(4)   See Exhibit F for reconciliation to GAAP operating income.
(5)   Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,974	2,866	2,833	2,855
NGL fractionation volumes (MBPD)	822	845	810	819
Equity NGL production (MBPD) (2)	123	136	129	136
Fee-based natural gas processing (MMcf/d) (3)	4,912	4,941	4,848	4,829
Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	1,469	1,297	1,427	1,279
Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	12,488	12,617	12,496	12,569
Petrochemical & Refined Products Services, net:
Butane isomerization and deisobutanizer volumes (MBPD)	180	188	154	172
Propylene fractionation volumes (MBPD)	68	71	71	72
Octane additive and related plant production volumes (MBPD)	24	20	16	13
Transportation volumes, primarily refined products and petrochemicals (MBPD)	875	804	840	778
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	561	609	590	589
Crude oil transportation volumes (MBPD)	372	318	358	326
Platform natural gas processing (MMcf/d)	83	152	103	150
Platform crude oil processing (MBPD)	13	9	14	13
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	5,690	5,285	5,458	5,238
Natural gas transportation volumes (BBtus/d)	13,049	13,226	13,086	13,158
Equivalent transportation volumes (MBPD) (4)	9,124	8,766	8,902	8,701

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)   Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 MMBtus of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
	Natural Gas,	Ethane,	Propane,	Normal Butane,	Isobutane,	Natural Gasoline,	Polymer Grade Propylene,	Refinery Grade Propylene,	WTI Crude Oil,	LLS Crude Oil,

	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2014 by quarter:
1st Quarter	$4.95	$0.34	$1.30	$1.39	$1.42	$2.12	$0.73	$0.61	$98.68	$104.43
2nd Quarter	$4.68	$0.29	$1.06	$1.25	$1.30	$2.21	$0.70	$0.57	$102.99	$105.55
3rd Quarter	$4.07	$0.24	$1.04	$1.25	$1.28	$2.11	$0.71	$0.58	$97.21	$100.94
4th Quarter	$4.04	$0.21	$0.76	$0.98	$0.99	$1.49	$0.69	$0.52	$73.15	$76.08
YTD 2014 Averages	$4.43	$0.27	$1.04	$1.22	$1.25	$1.98	$0.71	$0.57	$93.01	$96.75
2015 by quarter:
1st Quarter	$2.99	$0.19	$0.53	$0.68	$0.68	$1.10	$0.50	$0.37	$48.63	$52.83
2nd Quarter	$2.65	$0.18	$0.46	$0.59	$0.60	$1.26	$0.42	$0.29	$57.94	$62.97
YTD 2015 Averages	$2.82	$0.19	$0.49	$0.64	$0.64	$1.18	$0.46	$0.33	$53.29	$57.90

(1)   Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)   NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)   Polymer-grade propylene prices represent average contract pricing for such product as reported by Chemical Market Associates, Inc. (“CMAI”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by CMAI.
(4)   Crude oil prices are based on commercial index prices for West Texas Intermediate (“WTI”) as measured on the New York Mercantile Exchange (“NYMEX”) and for Louisiana Light Sweet (“LLS”) as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.52 per gallon during the second quarter of 2015 versus $1.03 per gallon for the second quarter of 2014.

Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

A decrease in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a decrease in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be lower due to comparable decreases in the purchase prices of the underlying energy commodities.  The same correlation would be true in the case of higher energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow - UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Net income attributable to limited partners (GAAP)	$551.0	$637.7	$1,187.1	$1,436.5
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	407.5	331.1	774.9	651.0
Add distributions received from unconsolidated affiliates	131.1	85.4	265.5	157.1
Subtract equity in income of unconsolidated affiliates	(110.2)	(50.3)	(199.4)	(106.8)
Subtract sustaining capital expenditures (1)	(60.8)	(76.9)	(111.5)	(155.2)
Add losses or subtract gains attributable to asset sales and insurance recoveries	2.5	(6.8)	2.4	(96.4)
Add cash proceeds from asset sales and insurance recoveries	5.4	16.9	5.9	113.2
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	11.5	--	11.5	--
Add deferred income tax expense or subtract benefit	(13.2)	0.4	(11.7)	0.6
Add non-cash impairment charges	79.0	3.7	112.3	12.5
Add or subtract other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	(16.3)	12.6	(19.8)	28.3
Distributable cash flow (non-GAAP)	987.5	953.8	2,017.2	2,040.8
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	60.8	76.9	111.5	155.2
Subtract cash proceeds from asset sales and insurance recoveries reflected in distributable cash flow	(5.4)	(16.9)	(5.9)	(113.2)
Add or subtract the net effect of changes in operating accounts, as applicable	(111.7)	(541.1)	(250.7)	(198.6)
Add or subtract miscellaneous non-cash and other amounts to reconcile non- GAAP distributable cash flow with GAAP net cash flows provided by operating activities, as applicable	16.4	(4.9)	29.5	(12.3)
Net cash flows provided by operating activities (GAAP)	$947.6	$467.8	$1,901.6	$1,871.9

(1)   Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Enterprise Products Partners L.P.					Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014	2015
Net income (GAAP)	$556.6	$646.5	$1,207.2	$1,453.2	$2,587.5
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(110.2)	(50.3)	(199.4)	(106.8)	(352.1)
Add distributions received from unconsolidated affiliates	131.1	85.4	265.5	157.1	483.5
Add interest expense, including related amortization	240.4	228.9	479.5	449.8	950.7
Add provision for or subtract benefit from income taxes	(7.9)	10.0	(1.1)	14.8	7.2
Add depreciation, amortization and accretion in costs and expenses	397.2	322.4	752.8	633.5	1,444.4
Add non-cash asset impairment charges	79.0	3.7	112.3	12.5	133.8
Add non-cash losses attributable to asset sales	3.9	--	3.9	6.1	5.5
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	11.5	--	11.5	--	11.5
Add losses and subtract gains attributable to unrealized changes in the fair market value of derivative instruments	(5.3)	1.6	(9.9)	(6.2)	26.9
Adjusted EBITDA (non-GAAP)	1,296.3	1,248.2	2,622.3	2,614.0	5,298.9
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(240.4)	(228.9)	(479.5)	(449.8)	(950.7)
Subtract provision for or add benefit from income taxes reflected in Adjusted EBITDA	7.9	(10.0)	1.1	(14.8)	(7.2)
Subtract gains attributable to asset sales and insurance recoveries	(1.4)	(6.8)	(1.5)	(102.5)	(8.8)
Add deferred income tax expense or subtract benefit	(13.2)	0.4	(11.7)	0.6	(6.2)
Add or subtract the net effect of changes in operating accounts, as applicable	(111.7)	(541.1)	(250.7)	(198.6)	(160.3)
Add miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flows provided by operating activities	10.1	6.0	21.6	23.0	26.2
Net cash flows provided by operating activities (GAAP)	$947.6	$467.8	$1,901.6	$1,871.9	$4,191.9

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to adjusted EBITDA is net cash flows provided by operating activities.

Enterprise Products Partners L.P.			Exhibit F
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Total gross operating margin (non-GAAP)	$1,303.2	$1,263.2	$2,637.6	$2,593.0
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(385.6)	(312.4)	(730.9)	(613.8)
Subtract non-cash impairment charges not reflected in gross operating margin	(79.0)	(3.7)	(112.3)	(12.5)
Add net gains or subtract net losses attributable to asset sales and insurance recoveries not reflected in gross operating margin	(2.5)	6.8	(2.4)	96.4
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects reflected in gross operating margin	(5.2)	(21.9)	(35.9)	(45.2)
Add subsequent recognition of deferred revenues attributable to make-up rights	14.3	--	34.4	--
Subtract general and administrative costs not reflected in gross operating margin	(44.9)	(47.7)	(94.2)	(100.9)
Operating income (GAAP)	$800.3	$884.3	$1,696.3	$1,917.0

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.